Exhibit 99.1
Magellan Petroleum’s Shareholders Approve Board Discretionary
Authority for a Reverse Stock Split and Elect Directors
Hartford, Conn., December 12, 2007 — Magellan Petroleum Corporation (Nasdaq: MPET; ASX: MGN) (the “Company”) announced that the Company held its 2007 annual meeting of shareholders on December 6, 2007, in Hartford, Connecticut. At the Annual Meeting, the Company’s shareholders overwhelmingly voted, by a margin of greater than 3-to-1, in favor of a resolution to authorize the Company’s Board of Directors, in its sole and absolute discretion without further action of the shareholders, to implement a reverse stock split of the Company’s common stock at a ratio of not less than 1-for-2 and not greater than 1-for-10 at any time prior to December 31, 2009, with the exact ratio to be determined by the Board of Directors (the “Reverse Split”).
Walter McCann, Chairman of the Board of Directors, commented “The Company is pleased that our shareholders voted overwhelmingly in favor of the resolution to give the Board the authority to implement a Reverse Split in the future, should circumstances warrant taking this step. As we stated in our proxy statement and to shareholders attending the 2007 Annual Meeting, the Board of Directors believes that the continued listing of the Company’s common stock on the Nasdaq marketplace is of critical importance to shareholders. Any decision in the future to implement the Reverse Split will only be made to preserve the liquidity of the Nasdaq trading market for our stockholders, and then only if the implementation of a Reverse Split is determined by the Board to be in the best interests of the Company and its shareholders.”
At the 2007 Annual Meeting, the Company’s shareholders also voted to re-elect Walter McCann and Ronald Pettirossi to the Company’s Board of Directors, to hold office for a term of three years expiring with the 2010 Annual Meeting of Shareholders, and to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending June 30, 2008.
Forward Looking Statements
Statements in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among these risks and uncertainties are the ultimate outcome of the MPAL tax audit by the Australian Taxation Office, pricing and production levels from the properties in which the Company has interests, and the extent of the recoverable reserves at those properties. In addition, the Company has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. The Company undertakes no obligation to update or revise forward- looking statements, whether as a result of new information, future events, or otherwise.
For further information, please contact Daniel Samela at (860) 293-2006.